Exhibit (n)

GOEHRING & ROZENCWAJG INVESTMENT FUNDS

Plan pursuant to Rule 18f-3(d) under the
Investment Company Act of 1940

Effective September 8, 2016

WHEREAS, the Board of Trustees of Goehring & Rozencwajg Investment Funds, an open-end management investment company (the “Trust”), has considered the following Plan under which the Trust may offer multiple classes of shares of beneficial interest of its now existing and hereafter created series of shares (each a “Fund”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust (“Independent Trustees”) have found the Plan, including the allocation of expenses described therein, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

NOW, THEREFORE, the Trust hereby approves and adopts this Plan pursuant to Rule 18f-3 under the 1940 Act.

1.	FEATURES OF THE CLASSES

Each Fund of the Trust may from time to time issue its shares of beneficial interest in one or more of the following classes of shares:  Institutional Class shares and Retail Class shares.  Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds’ prospectus or statement of additional information as from time to time in effect (the “Prospectus”).  Each Fund may offer such classes of shares to such classes of persons as are set forth in the Fund’s Prospectus.

Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

In addition, Institutional Class and Retail Class shares shall have the features described in Sections 2 and 3, respectively.  These features are subject to change, to the extent permitted by law and by the Amended and Restated Agreement and Declaration of Trust and Bylaws of the Trust, by action of the Board of Trustees of the Trust.

2.	INSTITUTIONAL CLASS SHARES

Initial Sales Charge

Institutional Class shares are offered at their net asset value (“NAV”), without any sales charge.

Contingent Deferred Sales Charge

Institutional Class shares are not subject to any contingent deferred sales charge (“CDSC”).

Distribution and Service Fees

Institutional Class shares do not pay distribution or service fees.

Conversion Features

The Trust reserves the right to convert Institutional Class shares held in a shareholder’s account to Retail Class shares of the same Fund to the extent the holder of Institutional Class shares no longer satisfies the eligibility requirements for Institutional Class shares as described in the Fund’s Prospectus.  Any such conversion will occur at the respective NAV of the two share classes, without the imposition of any sales load, fee, or other charge.  Notwithstanding the foregoing, a shareholder’s Institutional Class shares will not be converted to Retail Class shares without prior notice by the Trust.  The conversion features for Institutional Class shares are subject to the provisions set forth in Section 4 below.

Exchange Features

Institutional Class shares of any Fund may be exchanged, at the holder’s option, for Institutional Class shares of any other Fund that offers Institutional Class shares without the payment of a sales charge provided that the amount being exchanged satisfies the minimum investment required, the Fund is accepting additional investments by such exchanges, and the shareholder is a resident of a state in which shares of the Fund are qualified for sale and qualifies to purchase shares of that Fund.

3.	RETAIL CLASS SHARES

Initial Sales Charge

Retail Class shares are offered at their NAV, without any sales charge.

Contingent Deferred Sales Charge

Retail Class shares are not subject to any CDSC.

Distribution and Service Fees

Retail Class shares pay distribution and service fees pursuant to a plan (the “Distribution Plan”) adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  Retail Class shares also bear any costs associated with obtaining Retail Class shareholder approval of the Distribution Plan (or an amendment to the Distribution Plan).  Pursuant to the Distribution Plan, Retail Class shares may pay up to 0.50% of the relevant Fund’s average daily NAV attributable to the Retail Class shares.  Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in each Fund’s Prospectus.  In addition, Retail Class shares may reimburse the Funds’ distributor (the “Distributor”) or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in each Fund’s Prospectus.

Conversion Features

Retail Class shares of any Fund may be converted, at the holder’s option, into Institutional Class shares of that Fund (if available), provided that the holder of Retail Class shares meets applicable eligibility requirements (including investment minimums) for Institutional Class shares as described in the Fund’s Prospectus.  Any such conversion will occur at the respective NAV of the two share classes, without the imposition of any sales load, fee, or other charge.  The conversion features of Retail Class shares are subject to the provisions set forth in Section 4 below.

Exchange Features

Retail Class shares of any Fund may be exchanged, at the holder’s option, for Retail Class shares of any other Fund that offers Retail Class shares without the payment of a sales charge provided that the amount being exchanged satisfies the minimum investment required, the Fund is accepting additional investments by such exchanges, and the shareholder is a resident of a state in which shares of the Fund are qualified for sale and qualifies to purchase shares of that Fund.

4.	AVAILABILITY OF CONVERSION AND EXCHANGE FEATURES

The Trust may suspend or eliminate the conversion and/or exchange features at any time with respect to any shares or class of shares.

5.	ALLOCATIONS OF INCOME AND EXPENSES

(a)  Retail Class and Institutional Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements.  Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with 12b-1 Fees, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

(b)  The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

(1)         Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

(2)         Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (including, but not limited to, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item.  Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative NAVs in relation to the NAV of the Trust.  Approved Class Expenses shall be allocated to the particular class to which they are attributable.  In addition, certain expenses may be allocated differently if their method of imposition changes.  Thus, if a Class Expense can no longer be attributed to a class, it may be charged to a Fund for allocation among classes, as determined by the Board of Trustees.  Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

6.	DIVIDENDS/DISTRIBUTIONS

Each Fund pays out as dividends net investment income and net realized short-term capital gains as described in its Prospectus.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder and to the extent permitted by the applicable Prospectus, of another Fund of the Trust, in each case at the NAV of such class of such Fund (with no sales charges), unless the shareholder elects to receive cash.  Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

7.	WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by any adviser, sub-adviser, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust’s Trustees.

8.	REDEMPTION FEES

Each Fund may (but is not required to) impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares.  The Redemption Fee may be charged in an amount of up to 2% of the NAV of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law.  The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares.  The Trustees are not required to impose the Redemption Fee on all Funds, nor must they impose the Redemption Fee on all share classes of any particular Fund.  Similarly, the Redemption Fee rate may differ from Fund to Fund and, within a Fund, from share class to share class.  In addition, the Trust may waive redemption fees or permit them to be applied in a manner that differs from shareholder to shareholder, including shareholders in the same class and/or Fund.

Amounts paid pursuant to the Redemption Fee will be paid to the relevant Fund and, unless otherwise approved by the Trustees, will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

9.	EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

10.	MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.

11.	LIMITATION OF LIABILITY

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is made on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust or the respective Fund.